Exhibit 10.48

November 5, 2009

Alan Cohen, M.D.

2401 Sharon Oaks Drive

Menlo Park, CA 94025

(650) 233-9297

Re:	Employment with InterMune, Inc.

Dear Alan:

On behalf of InterMune, Inc., I am pleased to extend to you this official offer of employment with InterMune as Senior Vice President, Medical Affairs, reporting to Dan Welch, President and Chief Executive Officer, in our Brisbane, California office beginning on November 30, 2009. InterMune may change your position, duties, supervisor and work location from time to time as it deems appropriate. This position is a full time, exempt position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the INS Employment Eligibility Verification Form I-9. Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check.

Compensation

If you accept this offer and begin employment, you will receive an initial base salary of $25,833.33 per month (equivalent to $310,000 per year), paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck.

You also will receive a sign-on bonus of $45,000 (less all required deductions), to be paid as follows: $30,000 after your first day of employment and $15,000 no later than 60 days following your first day of employment upon your successful completion of performance milestones mutually agreed upon by you and Dan Welch.

Additionally, you will be eligible to participate in our discretionary incentive bonus program designed to provide a financial reward for achieving performance goals. The incentive plan will be based on two criteria: your individual performance against your goals as determined

Alan Cohen, M.D.

November 5, 2009

by your manager and InterMune’s performance as determined by InterMune’s senior management. For 2010, your target bonus will be 35% of your base pay.

You also will be eligible to participate in InterMune’s Equity Incentive Plan. Following commencement of your employment, the grant of an option to purchase up to 90,000 shares of Common Stock under InterMune’s Equity Incentive Plan will be recommended to the Compensation Committee of the InterMune Board of Directors on your behalf. All option grants are subject to final approval by the Compensation Committee of the InterMune Board of Directors. The option shares will vest over a period of four years beginning on the date of your employment and the option exercise price will be the NASDAQ closing price of InterMune’s common stock on the fifth business day of the month following the month in which you begin employment (in your case, the date is to be determined based on your Date of Hire). The exercise of any options will be subject in all respects to the terms of your stock option agreement and the Equity Incentive Plan.

Although you will not yet have completed a full year of employment, for 2010, you will be eligible for an annual equity grant on the same terms and conditions as all other members of InterMune’s Executive Committee.

Employee Benefits

As a full-time employee, you will be eligible for paid time-off benefits, such as sick leave and holidays, in accordance with our policies for similarly situated employees. You also will be eligible to participate in InterMune’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans. Currently, InterMune maintains group health insurance, vision and dental plans, a short and long-term disability plan, a Flexible Spending Account plan, a group Life Insurance and AD&D plan, a 401(k) savings plan, a Long Term Care plan and an Employee Stock Purchase Plan.

InterMune reserves the right to modify, amend or discontinue any benefit plan at any time, in its sole discretion. You may receive such other benefits as we may determine from time to time, in our sole discretion.

Benefits upon Separation

Severance Pay in the Event of Termination (Not For Cause) Absent a Change in Control of InterMune. As a member of the Company’s Executive Committee, you will be entitled to the following benefits in the event your employment is terminated other than for “Cause” or in the event of a “Change in Control” of InterMune (as those terms are defined below). Although you at all times will remain an at-will employee of InterMune, InterMune agrees that in the event you are terminated by the Company other than for “Cause” in the absence of a “Change in Control” of InterMune, you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the you that releases the Company from all of your actual or potential claims against InterMune:

Alan Cohen, M.D.

November 5, 2009

•

If you have completed less than one (1) full year of service, you will receive six (6) months’ base salary at your final rate of pay, six (6) months benefits continuation (i.e., Company-provided COBRA payments or equivalent), and six (6) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•

If you have completed at least one (1) year but less than two (2) years of service, you will receive nine (9) months’ base salary at your final rate of pay, nine (9) months benefits continuation (i.e., Company-provided COBRA payments or equivalent), and nine (9) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•

If you have completed two (2) years of service or more, you will receive twelve (12) months’ base salary at your final rate of pay, twelve (12) months benefits continuation (i.e., Company-provided COBRA payments or equivalent), and twelve (12) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•	If such termination not for Cause occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year.

The acceleration of vesting provided for in this section of this agreement is intended to be in lieu of any acceleration rights provided in any operative Stock Option Agreement you may sign, and in addition to any acceleration rights provided in the operative Stock Plan documents. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan document. Cash compensation required to be paid pursuant to this section of this Agreement will be paid either in a single lump-sum payment or ratably on a monthly basis over the severance period, in the Company’s sole discretion.

Compensation upon Change in Control of InterMune. In the event of a Change in Control of the Company that results in: (i) your termination without Cause, or (ii) your resignation for “Good Reason,” which for purposes of this Agreement shall mean either (a) a material diminution in your duties, title or compensation, or (b) a requirement that you relocate more than 80 km (50 miles) from your then-current employment location, any of which event occurs within one (1) year of the change in control (a “Triggering Event”), you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the you that releases the Company from all of your actual or potential claims against InterMune:

Alan Cohen, M.D.

November 5, 2009

(a) Cash Compensation: Two (2) years base salary at your final rate of pay and two (2) years benefits continuation (i.e., Company-provided COBRA payments or equivalent). If a Triggering Event occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year.

(b) Options or Restricted Share Grants: Vesting of all outstanding equity grants (including InterMune stock option grants, InterMune restricted stock grants, and any grants made by the acquiring entity) will immediately accelerate. The acceleration of vesting provided for in this section of this Agreement is intended to be in lieu of any acceleration rights provided in the operative Stock Option Agreement, and in addition to any acceleration rights provided in the operative Stock Plan document. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan documents.

Definitions

For purposes of this agreement, “Cause” shall mean any of the following:

•	Willful refusal to follow lawful and reasonable corporate policy or Chief Executive Officer directives; or

•	Willful failure, gross neglect or refusal to perform duties; or

•	Willful act that intentionally or materially injures the reputation or business of the Company; or

•	Willful breach of confidentiality that has a material adverse affect on the Company; or

•	Fraud or embezzlement; or

•	Indictment for criminal activity.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

•	A sale, lease or other disposition of all or substantially all of the securities or assets of the Company; or

•	A merger or consolidation in which the Company is not the surviving corporation; or

•

A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Employment with InterMune is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason, with or without cause and with or without notice. Similarly, InterMune may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than

Alan Cohen, M.D.

November 5, 2009

the Chief Executive Officer of InterMune, has the authority to promise you anything to the contrary and that any such agreement must be in writing and signed by both you and the Chief Executive Officer of InterMune to be effective.

We believe that your employment with InterMune requires a full-time commitment. Employment with any other entity, or for yourself in competition with InterMune, is not permitted unless expressly authorized by InterMune in writing.

As an InterMune employee, you will be expected to abide by company rules and regulations and acknowledge in writing that you have read and agree to abide by the provisions of InterMune’s Employee Handbook.

During the course of your employment, you may create, develop or have access to confidential information belonging to InterMune, including trade secrets and proprietary information, such as clinical and other scientific data, customer information, business plans, marketing plans, unpublished financial information, software, source codes, and personnel information. You agree that as a condition of your employment with InterMune, you will sign and comply with the enclosed InterMune Proprietary Information and Inventions Agreement, which contains certain commitments regarding confidentiality. By accepting employment with InterMune, you also agree to keep all InterMune information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work. You further acknowledge that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends. You also agree that at the termination of your employment, for any reason, you will return to us all copies (including electronic copies) of any documents or other materials you have that refer to or contain InterMune’s confidential information, including notebooks, manuals, letters and customer lists.

In your work for InterMune, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree to act in accordance with any valid non-disclosure agreements to which you may be subject. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by InterMune. By accepting this offer of employment, you acknowledge that you will be able to perform your duties within these guidelines. You further agree that you will not bring onto InterMune’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You also agree, if you accept this offer of employment, that for a period of two years after your employment ends, you will not solicit any InterMune employee or consultant to leave his or her employment or consulting relationship with InterMune in order to begin employment or a consulting relationship with any company or business in actual or potential competition with InterMune.

Alan Cohen, M.D.

November 5, 2009

The terms described in this letter, together with your Proprietary Information and Inventions Agreement, replace all prior agreements, understandings, and promises between InterMune and you, whether oral or written, concerning the terms and conditions of your employment with InterMune. Any modification of this agreement will be effective only if it is in writing and is signed by both you and the Chief Executive Officer of InterMune.

Alan, I am pleased to extend this offer of employment to you, and hope that your association with InterMune will be successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and returning the letter as soon as possible. A copy of this letter is enclosed for your records.

Sincerely, InterMune, Inc.

/s/ Howard Simon
Howard Simon SVP, HR & Corporate Services, Associate General Counsel and CCO

I understand and agree to the foregoing terms and conditions of employment with InterMune, Inc.

/s/ Alan Cohen
Alan Cohen, M.D.

Date 11/11/09